During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First’s actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First’s operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

85
NC
Charlotte
85
Greenville
26
SC
85
Atlanta
Columbia
GA

• Greenville First Bank opened in 2000

• $719 million in total assets (1)
• $567 million in total net loans
•$494 million in total deposits

• Greenville SC market – 4 offices
• #5 market share out of 36 banks (2)

• Columbia SC market – 2 offices
•Opened regional headquarter building

• SFST – 105 total employees
(1)	Year-end 2009
(2)	June 2009 FDIC

	March 31, 2008	March 31, 2010
Stock Price	$15.10	$8.10
SFST Book Value	$13.25	$14.27
Price / Book Value	114%	57%

•	Historic recessionary environment

•	Asset quality – higher credit costs

•	FDIC insurance premiums

•	Compressed margin

•	Regulatory framework

•	Proactively manage asset quality
	•	Stronger than peer bank averages
•	Preserve sound capital ratios
	•	Regulatory capital ratios increased
•	Grow client relationships and retail deposits
	•	Record growth
•	Open regional HQ facility in Columbia market
	•	Columbia deposits increased 170% in 2009
•	Introduce mortgage origination services
	•	Resulted in additional $250,000 in fee income
•	Remain profitable
	•	$1.4 million in earnings before TARP dividend

•	Grow client relationships and retail deposits

2009 year-end data	Southern First	All SC Banks	SNL Banks $500M - $1B
EARNINGS
Return on assets	.26%	-1.69%	-.44%
Return on equity	2.67%	-17.30%	-4.81%
ASSET QUALITY
Net charge offs / loans	.62%	3.16%	1.45%
Non performing assets /assets	2.15%	5.32%	3.78%
CAPITAL STRENGTH
Equity / Assets	9.79%	9.17%	8.87%
EFFICIENCY
Assets per employee	$6.97 mil	$4.80 mil

•	Unique Client FIRST model

•	Relationship focused

•	Disciplined underwriting

•	Market knowledge

•	Team Culture

•	Experienced and results oriented leadership

•	Construction / Development = 4% of portfolio

Sharpen our Tools

•	Maintain realistic economic expectations

•	Intense focus on asset quality

•	Margin and non-interest income improvement

•	Enterprise risk management

•	Client experience

Organic Opportunities

•	Capitalize on market position and reputation

•	Retail deposit momentum is continuing in 2010

Strategic Opportunities

•	FDIC closed 140 banks in 2009

•	Industry consolidation

•	Banker acquisition

Capital Plan

•	TARP repayment

•	Strategic growth

Regulatory Burden

•	New legislation